Exhibit 10.26

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of January 12, 2009 (the "Commencement Date") by and between CHINA NETWORKS MEDIA, LTD. (the "Company") and MICHAEL E. WEKSEL (the "Executive") (this "Agreement").

The parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term; At-Will Employment. The Executive's employment under this Agreement shall commence on the Commencement Date, shall be "at will" and shall end when terminated pursuant to the provisions of Section 4 (the "Term").

2. Title, Duties and Authority. The Executive shall serve as Chief Financial Officer of the Company, and shall have such responsibilities and duties (consistent with the Executive's position as Chief Financial Officer of the Company) as may from time to time reasonably be assigned to the Executive by the Chief Executive Officer of the Company ("CEO") and/or the board of directors of the Company (the "Board"), including all of the powers and duties usually incident to such position for a U.S. listed public company, and specifically including but not limited to (a) creation and maintenance of proper financial controls; (b) development and submission of financial reports in accordance with U.S. Securities and Exchange Commission requirements; (c) development of corporate governance policies and procedures; (d) managerial accounting; (e) treasury functions; (f) accounting functions, including accounts payable and receivable; (g) cost controls; (h) payroll; (i) management of legal functions; (j) support of activities to identify and enter into additional joint ventures with television stations; and (k) responsibility for attracting new capital and financing. The Executive will report exclusively and directly to the CEO and the Board, and shall coordinate his activities with Kerry Propper. Other than the CEO, Clive Ng and Kerry Propper, the Executive shall be the most senior employee and officer of the Company. Throughout the Term, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, except for vacations, illness and incapacity, his obligations to Alyst Acquisition Corp. ("Alyst") and service on such boards as the Executive may currently or in the future serve, but solely to the extent that such board service shall not materially interfere with the performance of the Executive's duties for the Company hereunder. During the Initial Term (as hereinafter defined), the Executive shall spend approximately one-half of his time working at the Company's office in China. Thereafter, approximately one-quarter of the Executive's time shall be spent working at the Company's office in China. In all cases, however, the Executive shall apportion his time in China as he reasonably believes to be necessary to best perform his duties for the Company hereunder.

NY757581.4
212882-10001

MEW

3. Compensation, Expense Reimbursement and Company Staffing.

(a) Base Salary. During the portion of the Term commencing with the Commencement Date and ending upon the earlier to occur of (i) the closing (the "Closing") of the merger between the Company and Alyst Acquisition Corp. ("Alyst"), or (ii) June 29, 2009 (the "Initial Term"), the Company shall pay the Executive a base salary ("Base Salary") at an annual rate equal to U.S. One Hundred Eighty Thousand Dollars (U.S. $180,000.00), payable in equal bi-weekly installments. For the portion of the Term following the Initial Term, the annual rate of the Base Salary shall be increased to U.S. Three Hundred Sixty Thousand Dollars (U.S. $360,000.00). The Base Salary shall in all cases be paid in U.S. Dollars in the United States.

(b) Bonus. Solely if the Company shall achieve its Net Income targets for 2009 and 2010 (the "Earnings Projections") as set forth in Section 2.7(f)(ii) and (iii) of the Agreement and Plan of Merger dated as of August 13, 2008, as the same may be amended, between the Company, Alyst and the Principal Shareholders of the Company named therein (the "Merger Agreement") (such Net Income targets shall be on a pro forma basis to reflect subsequent acquisitions), the Company shall pay the Executive a cash bonus ("Bonus") in the amount of U.S. Three Hundred Sixty Thousand Dollars (U.S. $360,000.00), provided that the Executive is in the employ of the Company during the calendar year during which the Company achieved the Earnings Projections (the "Determination Date"). The Bonus shall be paid, in U.S. Dollars, within 60 days of the Determination Date, and shall be prorated for any period of less than a full calendar year.

(c) Share Options. Immediately following the Closing (the "Merger Option Grant Date"), the Company shall grant to the Executive a non-qualified option (the "Merger Option") under and pursuant to the terms of the China Networks International Holdings Ltd. 2008 Omnibus Securities and Incentive Plan (the "Plan") for the purchase of Five Hundred Thousand (500,000) ordinary shares of China Networks International Holdings Ltd. ("Shares"). The Merger Option shall provide for a per Share exercise price, payable in U.S. Dollars, equal to the "fair market value" (as defined in the Plan) of a Share, determined as of the Merger Option Grant Date pursuant to the terms of the Plan. Immediately upon the grant of the Merger Option, the Executive shall be fully vested in Fifty Thousand (50,000) Shares pursuant to the Merger Option. The Executive's entitlement to exercise the remaining Four Hundred Fifty Thousand (450,000) Shares under the Merger Option shall vest over a 36-month period commencing with the Merger Option Grant Date, at the rate of 1/36 per completed month of employment by the Executive with the Company, with each 30-consecutive day period beginning with the Merger Option Grant Date constituting a month for purposes thereof. The Merger Option shall have a 7-year term and shall be subject in all events to all of the terms of the Plan and the terms of the share option agreements entered into between the Company and the Executive pursuant to the Plan and may be exercised at any time within 7 years after the Merger Option Grant Date; provided, however, that notwithstanding the foregoing, the Executive's entitlement to exercise the vested portion of the Merger Option shall terminate upon the second anniversary of the termination of the Executive's employment with the Company. Upon the termination of the Executive's employment hereunder for any reason, the Executive shall retain all rights to all vested options granted pursuant to

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the Merger Option. Furthermore, in the event of the termination of the Executive's employment hereunder by the Company without Cause or by the Executive for Good Reason (as such terms are hereinafter defined), then all unvested portions of the Merger Option shall immediately vest and become exercisable in full. The Company and the Executive hereby acknowledge and agree that the above-referenced Five Hundred Thousand (500,000), Four Hundred Fifty Thousand (450,000) and Fifty Thousand (50,000) Share amounts (collectively, the "Merger Option Share Amounts") assume a total number of Twelve Million Six Hundred Seventy-Four Thousand Four Hundred (12,674,400) common share equivalents (i.e., the sum total of the number of common shares and the number of convertible preferred shares) being the total capitalization of the resulting entity immediately following the consummation of the transactions under the Merger Agreement (the "Total Capitalization Amount"), and that to the extent that the Total Capitalization Amount shall be higher or lower, the Merger Option Share Amounts shall be proportionately increased or decreased.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement of his expenses incurred in the performance of his employment hereunder, including but not limited to all reasonable lodging and travel-related expenses (the Executive shall be reimbursed for business class travel and for first class travel solely where business class rates cannot be reasonably obtained) for Company - authorized trips to and from China, upon his submission to the Company of reasonable and customary expense claims. Notwithstanding the preceding, during the Initial Term, the Company's obligation to reimburse the Executive pursuant to this Section 3(d) shall be limited to 60% of the amounts of such expenses so eligible for reimbursement. The amount of expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expense shall be made on or before the last day of the calendar year next following the calendar year in which the expense was incurred.

(e) Company Staffing. Throughout the Term, in addition to providing appropriate accounting staff in Beijing and at each of the television stations (including one or more controllers/Vice Presidents of Finance), the Company shall provide the Executive with a personal assistant to assist the Executive in his duties for the Company under this Agreement, who shall be reasonably fluent in English, and who shall be paid approximately U.S. One Thousand Five Hundred Dollars (U.S. $1,500.00) by the Company per month.

4. Termination. The Executive's employment hereunder with the Company may be terminated during the Term under the following circumstances:

(a) Death or Disability. If the Executive shall die or become unable to perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months ("Disability"), the Company may terminate the Executive's employment hereunder for death or Disability, as applicable.

Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's (i) intentional failure to perform his reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of his material duties for the Company, (iii) without approval of the CEO or the Board, involvement in a transaction which is materially adverse to the Company , (iv) breach of fiduciary duty involving personal profit, (v) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (vi) commission of an act of fraud or intentional misappropriation or conversion of any material asset or opportunity of the Company or an affiliate of the Company, or (vii) material breach of any provision of this Agreement or any other written agreement between the Executive and the Company or an affiliate of the Company, in each case as determined in good faith by the Board, which in the case of (i), (v) or (vii) above is not cured within thirty (30) days after written notice thereof from the CEO to the Executive.

(b) Without Cause. The Company may terminate the Executive's employment hereunder without Cause with thirty (30) days advance written notice to the Executive; provided, however, in lieu of such advance notice, the Company may pay the Executive his Base Salary for all or a portion of such thirty (30) day period.

(c) Resignation. The Executive may resign from his employment with the Company hereunder with 30 days advance written notice to the Board.

(d) Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the Executive shall have "Good Reason" to terminate his employment hereunder upon the Company's material breach of any provision of this Agreement or any other written agreement between the Executive and the Company, in each case as determined in good faith by the Executive, which is not cured within thirty (30) days after written notice thereof from the Executive to the CEO.

5. Compensation upon Termination.

(a) Death or Disability. If the Executive's employment with the Company hereunder is terminated on account of the Executive's death or Disability pursuant to Section 4(a), the Company shall as soon as practicable pay to the Executive or the Executive's estate, as applicable, or as may be directed by the legal representatives of the Executive or the Executive's estate, as applicable, any Base Salary and/or Bonus accrued and due to the Executive under Section 3(a) and/or 3(b) through the date of the Executive's death or termination for Disability, as applicable, and any unreimbursed business expenses. Other than the foregoing, the Company shall have no further obligations to the Executive hereunder.

(b) By the Company for Cause or by the Executive's Resignation (other than for Good Reason). If the Executive's employment with the Company hereunder is terminated by the Company for Cause pursuant to Section 4(b) or by the Executive's

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resignation pursuant to Section 4(d), the Company shall as soon as practicable pay the Executive any Base Salary accrued and due to the Executive under Section 3(a) through the Executive's date of termination and any unreimbursed business expenses and the Executive shall forfeit his entire then unpaid Bonus, if any. Other than the foregoing, the Company shall have no further obligations to the Executive hereunder.

(c) Termination By the Company Without Cause or by the Executive for Good Reason. If the Company shall terminate the Executive's employment hereunder without Cause pursuant to Section 4(c), or if the Executive shall terminate his employment hereunder for Good Reason pursuant to Section 4(d), then the Company shall:

(i) as soon as practicable pay the Executive any Base Salary and/or Bonus accrued and due to the Executive under Sections 3(a) and/or 3(b) through his date of termination and any unreimbursed business expenses; and

(ii) pay the Executive an amount equal to fifty percent (50%) of his annual Base Salary in effect as of his date of termination which shall be paid over a period of twelve (12) months (or until such earlier time that the Executive violates the provisions of Section 6(b) or (c)), and subject to the delay requirements of Section 16, if then applicable, at the same times Base Salary payments would otherwise have been made to him under Section 3(a) had his employment with the Company not terminated; provided, however, that notwithstanding the foregoing, no amount shall be payable to the Executive pursuant to this Section 5(c)(ii) if the Executive's employment with the Company shall terminate for any reason during the period commencing on June 30, 2009 and ending on July 31, 2009.

The Executive shall not be required to mitigate the amount of his severance benefit payable pursuant to this Section 5(c).

6. Restrictive Covenants.

(a) Reasonable Covenants. It is expressly understood by and between the Company and the Executive that the covenants contained in this Section 6 are an essential element of this Agreement and that but for the agreement by the Executive to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the Company or any affiliate or subsidiary of the Company, including relations with their employees, clients, customers and accounts, the Company would not enter into this Agreement. The Executive has independently consulted with his legal counsel and after such consultation agrees that such covenants are reasonable and proper.

(b) Noncompetition; No Diversion of Customers; No Solicitation of Employees, Etc. During the Term and, except if (i) the Term shall end during the period commencing on June 30, 2009 and ending on July 31, 2009, and (ii) the Executive shall

not receive a severance benefit equal to that under Section 5(c)(ii), for twelve (12) months after the end of the Term, the Executive shall not:

(i) engage in the Chinese television business, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization;

(ii) divert to any competitor of the Company or any of its subsidiaries, if any, any customer of the Company or any of its subsidiaries, if any; and/or

(iii) solicit or encourage any officer, employee or consultant of the Company or any of its subsidiaries to leave the employ of the Company or any of its or subsidiaries for employment in the Chinese television business.

If, at any time, the provisions of this Section 6(b) shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(b) shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive hereby agrees that this Section 6(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as provided in this Section 6, nothing in this Agreement shall prevent or restrict the Executive from engaging in any business or industry in any capacity.

Notwithstanding the foregoing, the provisions of this Section 6(b) shall not apply if (i) the Closing does not occur, and (ii) the Executive's employment with the Company shall terminate for any reason during the period commencing on June 30, 2009 and ending on July 31, 2009.

(c) Nondisclosure of Confidential Information/Nondisparagement. The Executive shall keep secret and confidential and shall not disclose to any third party in any fashion or for any purpose whatsoever, any information regarding this Agreement, or any other information regarding the Company or its affiliates or subsidiaries which is not available to the general public, and/or not generally known outside the Company or any such affiliate or subsidiary, to which he has or shall have had access at any time during the course of his employment with the Company, including, without limitation, any information relating to the Company's (and its affiliates' or subsidiaries'):

(i) business, operations, plans, strategies, prospects or objectives;

(ii) products, technologies, processes, specifications, research and development operations and plans;

(iii) customers and customer lists;

(iv) distribution, sales, service, support and marketing practices and operations;

(v) financial condition and results of operations;

(vi) operational strengths and weaknesses; and

(vii) personnel and compensation policies and procedures.

Notwithstanding the foregoing provisions of this Section 6, the Executive may discuss this Agreement with the members of his immediate family and with his personal legal and tax advisors and may disclose the existence of his employment with the Company to any third party. The foregoing shall not be deemed to prohibit the Executive's disclosure of confidential information to the extent such disclosure is required by law or legal process (including by request for information or documents through legal proceedings, subpoena, governmental investigation or any similar process); provided that the Executive shall give notice to the Company of such required disclosure as soon as practicable.

For avoidance of doubt, "confidential information" does not include information or material that (i) is publicly available or becomes publicly available through no fault of the Executive; (ii) was already lawfully in the Executive's possession or known to the Executive prior to being disclosed or provided to the Executive by or on behalf of the Company, provided that the source of such information or material, to the Executive's knowledge, was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect thereto; (iii) was or is obtained by the Executive from a third party provided on a non-confidential basis, other than through the introduction or facilitation of the Company, provided the Executive does not know that such third party was bound by a contractual, legal or fiduciary obligation of confidentiality to the Company; or (iv) is disclosed with the prior written approval of the Company.

(d) Specific Performance. Without intending to limit the remedies available to the Company or its affiliates or subsidiaries, the Executive hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Executive violates any of the provisions of this Section 6, and that, in addition to money damages, the Company or its affiliates or subsidiaries may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in this Section 6.

7. Successors. This Agreement cannot be assigned by any of the parties hereto without the prior written consent of the other party hereto, except that it shall be binding automatically on any successors and assigns of all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

8. Arbitration. Except as provided in Section 6(d), all controversies, claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration under the rules of the American Arbitration Association in the City of New York, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrators(s) shall be entered in a court of competent jurisdiction. The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to conflicts of law principles.

10. Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officers of the Company as may be specifically designated for such purpose by the Board.

11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

12. D&O Insurance. At all times during the Term the Company shall maintain Directors and Officers insurance in amounts mutually agreed upon by the Company and the Executive, which insurance shall cover the Executive.

13. Survival. The obligations of the parties hereto contained in Sections 5, 6 and 8 shall survive the termination of this Agreement.

14. Notices. For all purposes of this Agreement, notices and all other communications under or in connection with this Agreement shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Michael E. Weksel 233 East 69th Street, Apt. 6-J New York, NY, USA 10021
If to the Company:	China Networks Media, Ltd. c/o Kerry Propper Suite A-16E, Oriental Kenzo, No. 48 Dongzhimenwai Avenue Dongcheng District Beijing, China

15. Advice of Counsel. The Company and the Executive hereby each acknowledges and represents that it has read and understood the terms of this Agreement

and that it has sought and received the legal advice of an attorney in connection with the execution of this Agreement.

16. Code Section 409A. Unless otherwise expressly provided, any payment of compensation by the Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made on or before the fifteenth (15th) day of the third (3rd) calendar month next following the later of the end of the calendar year or the end of the Company's fiscal year, in either case in which the Executive's right to such payment vests (i.e., is not subject to a "substantial risk of forfeiture" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder ("Section 409A")). All payments of "nonqualified deferred compensation" (within the meaning of Section 409A) by the Company to the Executive are intended to comply with the requirements of Section 409A, and this Agreement shall be interpreted consistent therewith. Neither the Company nor the Executive, individually or in combination, may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything to the contrary contained in this Agreement, (i) if at the time of the termination of the Executive's employment with the Company, the Executive is a "specified employee" (as defined in Section 409A) of the Company at a time when the Company or a member of its controlled group has stock which is publicly-traded on an established securities market for purposes of Section 409A, payments determined to be "nonqualified deferred compensation" thereunder and payable in connection with the termination of the Executive's employment with the Company shall be made to the Executive no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following termination of the Executive's employment with the Company, or (ii) the date of the Executive's death, consistent with the provisions of Section 409A. Any payment or payments delayed by reason of the immediately preceding sentence shall be paid to the Executive in a single lump sum on the first day following the last day of the sixth (6th) complete calendar month following the date of the termination of the Executive's employment with the Company, in order to catch up to the original payment schedule. Notwithstanding the immediately preceding 2 sentences, provided that all such payments are to be made by no later than the last day of the second taxable year in which occurs the termination of the Executive's employment with the Company, no delay shall be required to the extent that such payments (i) are payable to the Executive during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4), and/or (ii) (A) do not exceed an amount equivalent to two hundred percent (200%) of the lesser of (1) the Executive's annualized compensation from the Company for the Executive's taxable year immediately preceding his or her taxable year in which the termination of the Executive's employment with the Company occurs, or (2) the maximum amount of compensation that may be taken into account under a tax-qualified retirement plan pursuant to Section 401(a)(17) of the Code, for the calendar year in which the Executive's termination of employment with the Company occurs, and (B) will be fully paid by no later than the last day of the second (2nd) taxable year of the Executive following the taxable year of the Executive in which the termination of the Executive's employment with the Company occurs. Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. For purposes of Section 409A, references

herein to "termination of employment" with the Company shall refer to the Executive's "separation from service" with the Company within the meaning of Section 409A. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 16.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CHINA NETWORKS MEDIA, LTD.

By: ______________________ 1/15/09
Name: Kerry Propper Date
Title:

MICHAEL E. WEKSEL

______________________ 1/10/2009
Date